Exhibit 10.16

EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is entered into as of January 1, 2001 (the "Effective Date" by and between Socket Communications, Inc., a Delaware corporation (the "Company"), and Leonard L. Ott (the "Executive").

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to be employed by the company upon the terms and conditions set forth below.

NOW, THEREFORE, the Company and the Executive agree as follows:

  Term of the Agreement. The Company hereby employs the Executive and the Executive hereby accepts employment with the Company under this Agreement commencing on the Effective Date and expiring on December 31, 2003 (the "Employment Period) subject, however, to prior termination as provided pursuant to paragraph 5 of this Agreement.

  Duties and Obligations

    The Executive agrees that to the best of his ability and experience, he will at all times loyally and conscientiously perform all of the duties and obligations required of and from him pursuant to the express and implicit terms hereof.

  Devotion of Entire time to the Company's Business

    During the term of his employment, the Executive shall, during regular business hours, devote all of his attention, knowledge, skills, interests, and productive time to the business of the Company, and the Company shall be entitled to all of the benefits and profits arising from or incident to all work, services, and advice of the Executive.

    During the term of his employment, the Executive shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is competitive in any manner whatsoever with the business of the Company.

  Compensation and Benefits

    Compensation and Benefits. During the term of this Agreement, the Company shall pay to the Executive a base annual salary not less than the base salary in effect on January 1, 2001, payable in equal semi-monthly installments in accordance with the Company's payroll schedule. During the term of this Agreement, the Executive shall be eligible for annual salary and merit increases in his base salary as determined in the sole discretion of the Company's Board of Directors.

    Bonus. During the term of this Agreement, the Executive is entitled to participate in the Company's Management Incentive Bonus Plan (the "Bonus Plan") according to its terms as set by the Company's Board of Directors.

    Insurance. The Executive shall be entitled to the prerequisites and benefits generally available to the other executive employees or their families through group insurance programs sponsored by the Company.

    Paid Time Off. The Executive shall be entitled to accrue paid time off ("PTO") in accordance with the Company's PTO policy applicable to all employees. The Executive can request payment of PTO to reduce the PTO balance by up to 20% of the maximum by giving fifteen (15) days notice prior to a payroll date if the PTO accrual is within 10 hours of reaching the maximum PTO accrual.

    Savings Plan. The Executive shall be entitled to the prerequisites and benefits generally available to other executive employees through tax deferred savings, pension and similar programs when and if sponsored by the Company.

  Termination of Employment

    The Executive understands that either he or the Company may terminate the employment relationship between them at any time, for any reason, with or without Cause. For purposes of this Agreement, "Cause" for termination of employment by the Company is defined as a determination in the sole discretion of the Company's Board of Directors of the occurrence of any of the following:

      Gross misconduct or fraud by the Executive;

      Misappropriation of the Company's proprietary information by the Executive;

      Willful and continuing breach by the Executive of his duties under this Agreement after the Company has given notice to the Executive thereof and Executive has had 30 days in which to cure such breach.

    If at any time during the Initial Employment Period, the Company terminates Executive's employment without Cause, as defined above, or in the event of a disability which causes the Executive to be unable to perform the Executive's duties in a satisfactory manner, it shall provide to Executive each of the following:

      The Executive's regular base salary for a period of six (6) months, payable on normal company paydays during that six-month period (the "Period"). The Executive will be entitled to receive this payment regardless of whether or not he secures other employment during the Period.

      Continued health insurance benefits at its own expense pursuant to COBRA until the earlier of either: (a) such time as the Executive becomes eligible for the health insurance benefits provided by another employer; or (b) the expiration of the Period. The Executive agrees that should he become eligible for health insurance benefits provided by another employer during the Period, he will immediately provide written notice of such event to the Company's Board of Directors.

      For the quarter in which the Executive is terminated or disabled, he will receive the full bonus amount, pursuant to the terms of the Bonus Program, to which he would otherwise have been entitled had he remained employed with the Company. For the quarter following the Executive's termination, he will receive one-half of the bonus amount, pursuant to the terms of the Bonus Program, to which he would otherwise have been entitled had he remained employed with the Company. The Executive understands that he is not entitled to, nor will he receive, any further payout under the Bonus Program. Within thirty (30) days of the date of the termination without Cause of the Executive's employment, and pursuant to mutual agreement between the Company and the Executive, the Executive may purchase at book value certain items of the Company property which were purchased by the Company for the use of the Executive, which may include a personal computer, cellular phone, and other similar items.

    The Executive agrees that in the event he accepts employment directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, in any business that is competitive in any manner whatsoever with the business of the Company, the Company may discontinue any of the benefits set forth in paragraph 5(b) not payable as of the date of such employment. The Executive understands that in the event his employment is terminated for any reason, with or without Cause, after December 31, 2003, he is not entitled to receive any of the benefits set forth in paragraph 5(b).

    In the event of the termination of this Agreement for any reason, at any time, with or without Cause, the Company agrees that it will pay to the Executive all his accrued but unused PTO.

    In the event that the Company alters the Executive's reporting structure at any time during the Employment Period so that the Executive does not report directly to the Chief Executive Officer, the Executive may elect to resign his employment. In such case, the Executive will be entitled to receive all of the benefits set forth under paragraph 5(b).

  Governing Law. This Agreement shall be interpreted, construed, governed, and enforced according to the laws of the State of Delaware.

  Attorney's Fees. In the event of any arbitration or litigation concerning any controversy, claim, or dispute between the parties arising out of or relating to this Agreement or the breach or the interpretation hereof, the prevailing party shall be entitled to recover from the losing party reasonable expense, attorneys' fees, and costs incurred therein or in the enforcement or collection of any judgment or award rendered therein. The "prevailing party" means the party determined by the arbitrator or court to have most nearly prevailed, even if such party did not prevail in all matters, not necessarily the one in whose favor a judgment is rendered.

  Arbitration. Any controversy between the parties hereto involving the construction or application of any terms, covenants, or conditions of this Agreement, or any claim arising out of or relating to this Agreement, except with respect to prejudgment remedies, will be submitted to and be settled by final and binding arbitration in San Jose, California, in accordance with the rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

  Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.

  Severe ability. All agreements and covenants contained herein are sever able, and in the event any of them shall be held to be invalid or unenforceable, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

  Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The Executive shall not be entitled to assign any of his rights or obligations under this Agreement.

  Entire Agreement. This Agreement and the Proprietary Information and Inventions Agreement signed by the Executive on joining the Company, a copy of which is attached hereto as Exhibit A, constitute the entire Agreement between the parties with respect to the employment of the Executive.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

EXECUTIVE:

Leonard L. Ott

SOCKET COMMUNICATIONS, INC.:

By:

Its: